Exhibit 99.1

South Plains Financial, Inc. Reports First Quarter 2023 Financial Results

LUBBOCK, Texas, April 27, 2023 (GLOBE NEWSWIRE) – South Plains Financial, Inc. (NASDAQ:SPFI) (“South Plains” or the “Company”), the parent company of City Bank (“City Bank” or the “Bank”), today reported its financial results for the quarter ended March 31, 2023.

First Quarter 2023 Highlights

●	Net income for the first quarter of 2023 was $9.2 million, compared to $12.6 million for the fourth quarter of 2022 and $14.3 million for the first quarter of 2022.
●	Diluted earnings per share for the first quarter of 2023 was $0.53, compared to $0.71 for the fourth quarter of 2022 and $0.78 for the first quarter of 2022.
●
Deposits grew $101.6 million, or 12% annualized, to $3.51 billion during the first quarter of 2023, as compared to December 31, 2022; an estimated 17% of quarter end deposits were uninsured or uncollateralized.

●	Average cost of deposits for the first quarter of 2023 was 136 basis points, compared to 97 basis points for the fourth quarter of 2022 and 23 basis points for the first quarter of 2022.
●	Net interest margin, calculated on a tax-equivalent basis, was 3.75% for the first quarter of 2023, compared to 3.88% for the fourth quarter of 2022.
●	Loans held for investment grew $40.6 million, or 5.9% annualized, during the first quarter of 2023, compared to December 31, 2022.
●
The Company recorded a provision for credit losses of $1.0 million in the first quarter of 2023, compared to $248 thousand in the fourth quarter of 2022 and a negative provision of $2.1 million for the first quarter of 2022.

●	Nonperforming assets to total assets were 0.19% at March 31, 2023, compared to 0.20% at December 31, 2022 and 0.33% at March 31, 2022.
●	Return on average assets for the first quarter of 2023 was 0.95% annualized, compared to 1.27% annualized for the fourth quarter of 2022 and 1.47% annualized for the first quarter of 2022.
●	Tangible book value (non-GAAP) per share was $20.19 as of March 31, 2023, compared to $19.57 per share as of December 31, 2022 and $20.49 per share as of March 31, 2022.
●
Liquidity - The Company had available borrowing capacity of $1.75 billion through the Federal Home Loan Bank of Dallas, the Federal Reserve’s Discount Window, and access to the Federal Reserve’s Bank Term Funding Program at March 31, 2023.

●
Capital - total risk-based capital ratio – 16.70%, Tier 1 risk-based capital ratio – 13.24%, Common Equity Tier 1 risk-based capital ratio – 11.92%, and Tier 1 leverage ratio - 11.22%, all at March 31, 2023 and significantly exceeding the minimum regulatory levels necessary to be deemed “well-capitalized.”

Subsequent Events

●
As previously announced, on April 1, 2023, the Company completed the sale of City Bank’s wholly owned subsidiary, Windmark Insurance Agency, Inc. (“Windmark”) to Alliant Insurance Services in an all cash transaction.

Curtis Griffith, South Plains’ Chairman and Chief Executive Officer, commented, “Our results this quarter speak directly to the strength and financial soundness of City Bank as well as the customer relationships that we have developed over many years as we grew our deposit base 12% annualized, as compared to the fourth quarter of 2022, and ended the first quarter with an estimated 17% uninsured or uncollateralized deposits, an improvement from year end 2022 of 26%. We are also in a strong liquidity position with $1.75 billion of available borrowing capacity at quarter end from the FHLB Dallas and the Federal Reserve’s discount window and Bank Term Funding Program. Additionally, the sale of Windmark on April 1st has provided significant additional capital to augment our already strong capital position. In this time of economic uncertainty and unexpected difficulties in the banking sector, we believe it is prudent to maintain our capital well above the regulatory requirements and to also maintain our strict credit culture because we will not sacrifice credit quality in our loan portfolio for growth.”

Results of Operations, Quarter Ended March 31, 2023

Net Interest Income

Net interest income was $34.3 million for the first quarter of 2023, compared to $36.3 million for the fourth quarter of 2022 and $29.9 million for the first quarter of 2022. Net interest margin, calculated on a tax-equivalent basis, was 3.75% for the first quarter of 2023, compared to 3.88% for the fourth quarter of 2022 and 3.33% for the first quarter of 2022. The average yield on loans was 5.78% for the first quarter of 2023, compared to 5.59% for the fourth quarter of 2022 and 4.80% for the first quarter of 2022. The average cost of deposits was 136 basis points for the first quarter of 2023, which is 39 basis points higher than the fourth quarter of 2022 and 113 basis points higher than the first quarter of 2022.

Interest income was $47.4 million for the first quarter of 2023, compared to $46.2 million for the fourth quarter of 2022 and $33.1 million for the first quarter of 2022. Interest income increased $1.2 million in the first quarter of 2023 from the fourth quarter of 2022, which was comprised of increases of $903 thousand in loan interest income and $317 thousand in interest income from securities and other interest-earning assets. The growth in loan interest income was primarily due to an increase of $33.3 million in average loans outstanding and the rising short-term interest rate environment, partially offset by a $0.9 million purchase discount principal and interest recovery recorded in the fourth quarter of 2022. The increase in interest income on securities and other interest-earning assets was primarily due to continued rising market short-term interest rates. Interest income increased $14.4 million in the first quarter of 2023 compared to the first quarter of 2022. This increase was primarily due to an increase of average loans of $296.3 million, securities purchases, and higher market interest rates during the period.

Interest expense was $13.1 million for the first quarter of 2023, compared to $9.9 million for the fourth quarter of 2022 and $3.1 million for the first quarter of 2022. Interest expense increased $3.2 million compared to the fourth quarter of 2022 and $10.0 million compared to the first quarter of 2022, primarily as a result of significantly rising short-term interest rates on interest-bearing liabilities, with the increase being mainly comprised of interest expense on deposits.

Noninterest Income and Noninterest Expense

Noninterest income was $10.7 million for the first quarter of 2023, compared to $12.7 million for the fourth quarter of 2022 and $23.7 million for the first quarter of 2022. The decrease from the fourth quarter of 2022 was primarily due to the seasonal decrease of $1.4 million in income from insurance activities and a decrease of $491 thousand in mortgage banking activities revenue. The decrease in mortgage banking activities revenues was mainly the result of a $2.0 million fair value write-down of the mortgage servicing rights portfolio compared to the write-down of $1.3 million in the fourth quarter of 2022, partially offset by an increase of $14.8 million in interest rate lock commitments, as the residential mortgage market experienced overall lower market interest rates compared to the fourth quarter of 2022. The decrease in noninterest income for the first quarter of 2023 as compared to the first quarter of 2022 was primarily due to a decline of $11.4 million in mortgage banking activities revenue as mortgage loan originations declined $148.5 million as a result of higher market interest rates and a reduction in the number of mortgage loan originators.

Noninterest expense was $32.4 million for the first quarter of 2023, compared to $32.7 million for the fourth quarter of 2022 and $37.9 million for the first quarter of 2022. The 1.1% decrease from the fourth quarter of 2022 was largely the result of declines in legal, marketing, and property repair and maintenance expense, partially offset by an increase in personnel expense. The decrease in noninterest expense for the first quarter of 2023 as compared to the first quarter of 2022 was primarily driven by a reduction of $3.0 million in mortgage personnel costs and $830 thousand in other variable mortgage-based expenses due to the decline in mortgage loan originations, in addition to a decrease of $789 thousand in legal expenses.

Loan Portfolio and Composition

Loans held for investment were $2.79 billion as of March 31, 2023, compared to $2.75 billion as of December 31, 2022 and $2.45 billion as of March 31, 2022. The $40.6 million, or 1.5%, increase during the first quarter of 2023 as compared to the fourth quarter of 2022 remained relationship-focused and occurred primarily in commercial real estate loans and residential mortgage loans, partially offset by a decrease in residential construction loans. As of March 31, 2023, loans held for investment increased $335.0 million, or 13.7% year over year, from March 31, 2022, primarily attributable to strong organic loan growth.

Deposits and Borrowings

Deposits totaled $3.51 billion as of March 31, 2023, compared to $3.41 billion as of December 31, 2022 and $3.45 billion as of March 31, 2022. Deposits increased by $101.6 million, or 3.0%, in the first quarter of 2023 from December 31, 2022. As of March 31, 2023, deposits increased $57.9 million, or 1.7% year over year, from March 31, 2022. Noninterest-bearing deposits were $1.11 billion as of March 31, 2023, compared to $1.15 billion as of December 31, 2022 and $1.13 billion as of March 31, 2022. Noninterest-bearing deposits represented 31.7% of total deposits as of March 31, 2023. The quarterly growth in deposits was mainly the result of increased focus on liquidity and occurred predominately in our public fund deposits. The year-over-year increase in deposits is primarily a result of the noted growth in the first quarter of 2023, partially offset by deposit outflows experienced in the fourth quarter of 2022.

Asset Quality

The Company recorded a provision for credit losses in the first quarter of 2023 of $1.0 million, compared to $248 thousand in the fourth quarter of 2022 and a negative provision of $2.1 million in the first quarter of 2022. The Company continued to largely experience stable credit metrics in the loan portfolio during the first quarter of 2023. The provision during the first quarter of 2023 was largely attributable to growth in loans held for investment and unfunded loan commitments. Forecasted economic conditions continue to remain uncertain due to the interest rate environment and persistent high inflation levels in the United States, and provisions for credit losses may be necessary in future periods.

The ratio of allowance for credit losses to loans held for investment was 1.42% as of March 31, 2023, compared to 1.43% as of December 31, 2022 and 1.62% as of March 31, 2022.

The ratio of nonperforming assets to total assets as of March 31, 2023 was 0.19%, compared to 0.20% as of December 31, 2022 and 0.33% at March 31, 2022. Annualized net charge-offs (recoveries) were 0.09% for the first quarter of 2023, compared to 0.09% for the fourth quarter of 2022 and 0.06% for the first quarter of 2022.

Capital

Book value per share increased to $21.57 at March 31, 2023, compared to $20.97 at December 31, 2022. The growth was mainly driven by an increase of $7.0 million of net income after dividends paid and a $4.7 million dollar increase in accumulated other comprehensive income (“AOCI”). The increase in AOCI was attributed to the rise in fair value of our available for sale securities and fair value hedges, net of tax, as a result of decreases in longer-term market interest rates during the period.

Conference Call

South Plains will host a conference call to discuss its first quarter 2023 financial results today, April 27, 2023, at 5:00 p.m., Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-300-8521 (international callers please dial 1-412-317-6026) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call and conference materials will be available on the Company’s website at https://www.spfi.bank/news-events/events.

A replay of the conference call will be available within two hours of the conclusion of the call and can be accessed on the investor section of the Company’s website as well as by dialing 1-844-512-2921 (international callers please dial 1-412-317-6671). The pin to access the telephone replay is 10177523. The replay will be available until May 11, 2023.

About South Plains Financial, Inc.

South Plains is the bank holding company for City Bank, a Texas state-chartered bank headquartered in Lubbock, Texas. City Bank is one of the largest independent banks in West Texas and has additional banking operations in the Dallas, El Paso, Greater Houston, the Permian Basin, and College Station, Texas markets, and the Ruidoso, New Mexico market. South Plains provides a wide range of commercial and consumer financial services to small and medium-sized businesses and individuals in its market areas. Its principal business activities include commercial and retail banking, along with insurance, investment, trust and mortgage services. Please visit https://www.spfi.bank for more information.
Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include Tangible Book Value Per Share, Tangible Common Equity to Tangible Assets, and Pre-Tax, Pre-Provision Income. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures.

We classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies.

A reconciliation of non-GAAP financial measures to GAAP financial measures is provided at the end of this press release.

Available Information

The Company routinely posts important information for investors on its web site (under www.spfi.bank and, more specifically, under the News & Events tab at www.spfi.bank/news-events/press-releases). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.

The information contained on, or that may be accessed through, the Company’s web site is not incorporated by reference into, and is not a part of, this document.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect South Plains’ current views with respect to future events. Any statements about South Plains’ expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. South Plains cautions that the forward-looking statements in this press release are based largely on South Plains’ expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond South Plains’ control. Factors that could cause such changes include, but are not limited to, general economic conditions, potential recession in the United States and our market areas, the impacts related to or resulting from recent bank failures and any continuation of the recent uncertainty in the banking industry, including the associated impact to the Company and other financial institutions of any regulatory changes or other mitigation efforts taken by government agencies in response thereto, increased competition for deposits and related changes in deposit customer behavior, changes in market interest rates, the persistence of the current inflationary environment in the United States and our market areas, the uncertain impacts of quantitative tightening and current and future monetary policies of the Board of Governors of the Federal Reserve System, regulatory considerations, the extent of the impact of the COVID-19 pandemic (and any current or future variants thereof), competition and market expansion opportunities, changes in non-interest expenditures or in the anticipated benefits of such expenditures, and changes in applicable laws and regulations. Additional information regarding these risks and uncertainties to which South Plains’ business and future financial performance are subject is contained in South Plains’ most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the SEC, and other documents South Plains files with the SEC from time to time. South Plains urges readers of this press release to review the “Risk Factors” section of our most recent Annual Report on Form 10-K, as well as the “Risk Factors” section of other documents South Plains files or furnishes with the SEC from time to time, which are available on the SEC’s website, www.sec.gov. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements due to additional risks and uncertainties of which South Plains is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results. Due to these and other possible uncertainties and risks, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized and readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. Any forward-looking statements presented herein are made only as of the date of this press release, and South Plains does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, new information, the occurrence of unanticipated events, or otherwise, except as required by law. All forward-looking statements, express or implied, included in the press release are qualified in their entirety by this cautionary statement.

Contact:	Mikella Newsom, Chief Risk Officer and Secretary
(866) 771-3347
investors@city.bank

Source: South Plains Financial, Inc.

South Plains Financial, Inc.
Consolidated Financial Highlights - (Unaudited)
(Dollars in thousands, except share data)

	As of and for the quarter ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Selected Income Statement Data:
Interest income	$47,448	$46,228	$41,108	$40,752	$33,080
Interest expense	13,133	9,906	6,006	3,647	3,133
Net interest income	34,315	36,322	35,102	37,105	29,947
Provision for credit losses	1,010	248	(782)	-	(2,085)
Noninterest income	10,691	12,676	20,937	18,835	23,697
Noninterest expense	32,361	32,708	37,401	36,056	37,924
Income tax expense	2,391	3,421	3,962	4,001	3,527
Net income	9,244	12,621	15,458	15,883	14,278
Per Share Data (Common Stock):
Net earnings, basic	0.54	0.74	0.89	0.91	0.81
Net earnings, diluted	0.53	0.71	0.86	0.88	0.78
Cash dividends declared and paid	0.13	0.12	0.12	0.11	0.11
Book value	21.57	20.97	20.03	20.91	21.90
Tangible book value (non-GAAP)	20.19	19.57	18.61	19.50	20.49
Weighted average shares outstanding, basic	17,046,713	17,007,914	17,286,531	17,490,706	17,716,136
Weighted average shares outstanding, dilutive	17,560,756	17,751,674	17,901,899	18,020,548	18,392,397
Shares outstanding at end of period	17,062,572	17,027,197	17,064,640	17,417,094	17,673,407
Selected Period End Balance Sheet Data:
Cash and cash equivalents	328,002	234,883	329,962	375,690	528,612
Investment securities	698,579	701,711	711,412	763,943	793,404
Total loans held for investment	2,788,640	2,748,081	2,690,366	2,580,493	2,453,631
Allowance for credit losses	39,560	39,288	39,657	39,785	39,649
Total assets	4,058,049	3,944,063	3,992,690	3,974,724	3,999,744
Interest-bearing deposits	2,397,115	2,255,942	2,198,464	2,230,105	2,318,942
Noninterest-bearing deposits	1,110,939	1,150,488	1,262,072	1,195,732	1,131,215
Total deposits	3,508,054	3,406,430	3,460,536	3,425,837	3,450,157
Borrowings	122,400	122,354	122,307	122,261	122,214
Total stockholders’ equity	367,964	357,014	341,799	364,222	387,068
Summary Performance Ratios:
Return on average assets	0.95%	1.27%	1.53%	1.60%	1.47%
Return on average equity	10.34%	14.33%	17.37%	16.96%	14.58%
Net interest margin (1)	3.75%	3.88%	3.70%	4.02%	3.33%
Yield on loans	5.78%	5.59%	5.12%	5.57%	4.80%
Cost of interest-bearing deposits	2.03%	1.52%	0.82%	0.42%	0.34%
Efficiency ratio	71.42%	66.35%	66.38%	64.11%	70.30%
Summary Credit Quality Data:
Nonperforming loans	7,579	7,790	7,834	7,889	12,141
Nonperforming loans to total loans held for investment	0.27%	0.28%	0.29%	0.31%	0.49%
Other real estate owned	202	169	37	59	1,141
Nonperforming assets to total assets	0.19%	0.20%	0.20%	0.20%	0.33%
Allowance for credit losses to total loans held for investment	1.42%	1.43%	1.47%	1.54%	1.62%
Net charge-offs to average loans outstanding (annualized)	0.09%	0.09%	(0.10)%	(0.02)%	0.06%

	As of and for the quarter ended
	March 31 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Capital Ratios:
Total stockholders’ equity to total assets	9.07%	9.05%	8.56%	9.16%	9.68%
Tangible common equity to tangible assets (non-GAAP)	8.54%	8.50%	8.00%	8.60%	9.11%
Common equity tier 1 to risk-weighted assets	11.92%	11.81%	11.67%	12.24%	12.86%
Tier 1 capital to average assets	11.22%	11.03%	10.95%	10.93%	10.78%
Total capital to risk-weighted assets	16.70%	16.58%	16.46%	17.32%	18.22%

(1)	Net interest margin is calculated as the annual net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	March 31, 2023			March 31, 2022

	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
Assets
Loans	$2,778,876	$39,602	5.78%	$2,482,603	$29,379	4.80%
Debt securities - taxable	585,427	5,240	3.63%	520,672	2,354	1.83%
Debt securities - nontaxable	213,191	1,413	2.69%	218,321	1,448	2.69%
Other interest-bearing assets	161,955	1,495	3.74%	467,471	204	0.18%

Total interest-earning assets	3,739,449	47,750	5.18%	3,689,067	33,385	3.67%
Noninterest-earning assets	189,477			262,178

Total assets	$3,928,926			$3,951,245

Liabilities & stockholders’ equity
NOW, Savings, MMDA’s	$1,988,555	9,984	2.04%	$1,937,764	911	0.19%
Time deposits	283,997	1,386	1.98%	339,104	979	1.17%
Short-term borrowings	4	-	0.00%	4	-	0.00%
Notes payable & other long-term borrowings	-	-	0.00%	-	-	0.00%
Subordinated debt	75,984	1,012	5.40%	75,798	1,012	5.41%
Junior subordinated deferrable interest debentures	46,393	751	6.57%	46,393	231	2.02%

Total interest-bearing liabilities	2,394,933	13,133	2.22%	2,399,063	3,133	0.53%
Demand deposits	1,109,344			1,104,091
Other liabilities	62,160			50,843
Stockholders’ equity	362,489			397,248

Total liabilities & stockholders’ equity	$3,928,926			$3,951,245

Net interest income		$34,617			$30,252
Net interest margin (2)			3.75%			3.33%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands)

	As of
	March 31, 2023	December 31, 2022

Assets
Cash and due from banks	$51,186	$61,613
Interest-bearing deposits in banks	276,816	173,270
Federal funds sold	—	—
Securities available for sale	698,579	701,711
Loans held for sale	20,448	30,403
Loans held for investment	2,788,640	2,748,081
Less: Allowance for credit losses	(39,560)	(39,288)
Net loans held for investment	2,749,080	2,708,793
Premises and equipment, net	56,079	56,337
Goodwill	19,508	19,508
Intangible assets	3,988	4,349
Mortgage servicing assets	25,795	27,474
Other assets	156,570	160,605
Total assets	$4,058,049	$3,944,063

Liabilities and Stockholders’ Equity Liabilities
Noninterest-bearing deposits	$1,110,939	$1,150,488
Interest-bearing deposits	2,397,115	2,255,942
Total deposits	3,508,054	3,406,430
Other borrowings	-	-
Subordinated debt	76,007	75,961
Junior subordinated deferrable interest debentures	46,393	46,393
Other liabilities	59,631	58,265
Total liabilities	3,690,085	3,587,049
Stockholders’ Equity
Common stock	17,063	17,027
Additional paid-in capital	112,981	112,834
Retained earnings	298,299	292,261
Accumulated other comprehensive income (loss)	(60,379)	(65,108)
Total stockholders’ equity	367,964	357,014
Total liabilities and stockholders’ equity	$4,058,049	$3,944,063

South Plains Financial, Inc.
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31, 2023	March 31, 2022

Interest income:
Loans, including fees	$39,597	$29,378
Other	7,851	3,702
Total interest income	47,448	33,080
Interest expense:
Deposits	11,370	1,890
Subordinated debt	1,012	1,012
Junior subordinated deferrable interest debentures	751	231
Other	-	-
Total interest expense	13,133	3,133
Net interest income	34,315	29,947
Provision for credit losses	1,010	(2,085)
Net interest income after provision for credit losses	33,305	32,032
Noninterest income:
Service charges on deposits	1,701	1,773
Income from insurance activities	1,411	1,570
Mortgage banking activities	2,286	13,637
Bank card services and interchange fees	2,956	3,222
Net gain on sale of securities	-	-
Other	2,337	3,495
Total noninterest income	10,691	23,697
Noninterest expense:
Salaries and employee benefits	19,254	22,703
Net occupancy expense	3,832	3,737
Professional services	1,648	2,625
Marketing and development	936	720
Other	6,691	8,139
Total noninterest expense	32,361	37,924
Income before income taxes	11,635	17,805
Income tax expense	2,391	3,527
Net income	$9,244	$14,278

South Plains Financial, Inc.
Loan Composition
(Unaudited)
(Dollars in thousands)

	As of
	March 31, 2023	December 31, 2022

Loans:
Commercial Real Estate	$926,018	$919,358
Commercial - Specialized	315,473	327,513
Commercial - General	510,917	484,783
Consumer:
1-4 Family Residential	485,396	460,124
Auto Loans	321,309	321,476
Other Consumer	81,413	81,308
Construction	148,114	153,519
Total loans held for investment	$2,788,640	$2,748,081

South Plains Financial, Inc.
Deposit Composition
(Unaudited)
(Dollars in thousands)

	As of
	March 31, 2023	December 31, 2022

Deposits:
Noninterest-bearing deposits	$1,110,939	$1,150,488
NOW & other transaction accounts	321,644	350,910
MMDA & other savings	1,787,621	1,618,833
Time deposits	287,850	286,199
Total deposits	$3,508,054	$3,406,430

South Plains Financial, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands)

	For the quarter ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Pre-tax, pre-provision income
Net income	$9,244	$12,621	$15,458	$15,883	$14,278
Income tax expense	2,391	3,421	3,962	4,001	3,527
Provision for credit losses	1,010	248	(782)	-	(2,085)
Pre-tax, pre-provision income	$12,645	$16,290	$18,638	$19,884	$15,720

South Plains Financial, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands)

	As of
	March 31, 2023	December 31, 2022	September 30, 2022		June 30, 2022		March 31, 2022
Tangible common equity
Total common stockholders’ equity	$367,964	$357,014	$	$ 341,799	$	$ 364,222	$	$ 387,068
Less: goodwill and other intangibles	(23,496)	(23,857)		(24,228)		(24,620)		(25,011)

Tangible common equity	$344,468	$333,157	$	$ 317,571	$	$ 339,602	$	$ 362,057

Tangible assets
Total assets	$4,058,049	$3,944,063	$	$ 3,992,690	$	$ 3,974,724	$	$ 3,999,744
Less: goodwill and other intangibles	(23,496)	(23,857)		(24,228)		(24,620)		(25,011)

Tangible assets	$4,034,553	$3,920,206	$	$ 3,968,462	$	$ 3,950,104	$	$ 3,974,733

Shares outstanding	17,062,572	17,027,197		17,064,640		17,417,094		17,673,407

Total stockholders’ equity to total assets	9.07%	9.05%		8.56%		9.16%		9.68%
Tangible common equity to tangible assets	8.54%	8.50%		8.00%		8.60%		9.11%
Book value per share	$21.57	$20.97		$20.03		$20.91		$21.90
Tangible book value per share	$20.19	$19.57		$18.61		$19.50		$20.49